Exhibit 99.1

Contact:	Pete De Spain Sr. Director, Investor Relations & Corporate Communications (858) 792-3729 pete.despain@marshalledwardsinc.com

MARSHALL EDWARDS ANNOUNCES CLOSING OF ASSET PURCHASE AGREEMENT

WITH NOVOGEN

San Diego – May 10, 2011 – Marshall Edwards, Inc. (Nasdaq: MSHL), an oncology company focused on the clinical development of novel therapeutics targeting cancer metabolism, announced today the closing of the asset purchase agreement entered into between the Company and its majority shareholder, Novogen Limited, and Novogen Research Pty Limited on December 21, 2010. The closing of the transaction follows approval at a meeting of Novogen shareholders on May 6, 2011. The agreement was previously approved at Marshall Edwards’ Annual Meeting of Stockholders on April 13, 2011. Under the agreement, Marshall Edwards acquires Novogen’s isoflavone-based intellectual property portfolio in a stock-based transaction.

“The closing of this strategic transaction gives us, once and for all, the flexibility to develop and partner these valuable assets and enables us to explore other potential drug candidates and indications within the portfolio,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of Marshall Edwards. “We look forward to entering the clinic with two next-generation drug candidates, NV-143 and NV-344, this year.”

Previously, Marshall Edwards licensed rights from Novogen for oncology drug candidates Phenoxodiol, Triphendiol, NV-143 and NV-128. Effective immediately, all prior licensing agreements between the two companies, including any potential future milestone or royalty payments, are canceled.

Each share of the 1,000 shares of Class A Preferred Stock is convertible into 4,827 shares of Marshall Edwards common stock for an aggregate of 4,827,000 shares, valued in total at $4 million based on the volume weighted average price over the 20 trading days prior to the date of the date of the execution of the asset purchase agreement. Should any of the acquired assets achieve a statistically significant result in a Phase II clinical trial or the first patient is enrolled in a Phase III clinical trial, each share of Class A Preferred Stock not already converted will become convertible into 9,654 of Marshall Edwards common stock.

About Marshall Edwards

Marshall Edwards, Inc. (Nasdaq: MSHL) is a San Diego-based oncology company focused on the clinical development of novel anti-cancer therapeutics. The Company’s lead programs focus on two families of small molecules that result in the inhibition of tumor cell metabolism. The first and most advanced is a NADH oxidase inhibitor program that includes lead drug candidate NV-143. The second is a mitochondrial inhibitor program that includes NV-128 and its next-generation candidate NV-344. Both programs are expected to advance into the clinic in 2011. For more information, please visit www.marshalledwardsinc.com.

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Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those contained in the forward-looking statements, which are based on Novogen’s and Marshall Edwards’ management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, the ability of the parties to obtain all necessary approvals for the proposed transaction or the failure to consummate, or a delay in consummating, the transaction for other reasons; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of product candidates; uncertainties or differences in interpretation in clinical trial results; the parties’ inability to maintain or enter into, and the risks resulting from dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; the inability to protect patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate the parties’ respective businesses; the parties’ inability to operate their respective businesses without infringing the patents and proprietary rights of others; general economic conditions; the parties’ inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. Neither Novogen nor Marshall Edwards intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.